Exhibit 10.2
SETTLEMENT AGREEMENT AND RELEASE
THIS SETTLEMENT AGREEMENT AND RELEASE, dated as of the 12th day of June, 2013 (the “Agreement and Release”), is entered into by and between Stanley Stephen Tollman (“Tollman”) and Bryanston Group, Inc., a corporation organized under the laws of the State of Georgia, its parents, subsidiaries, divisions and affiliates (“Bryanston” and, together with Tollman, “Plaintiffs”), Empire Resorts, Inc., a corporation organized under the laws of the State of Delaware, its parents, subsidiaries, divisions and affiliates (“Empire”), Kien Huat Realty III Ltd., a corporation organized under the laws of the Isle of Man, its parents, subsidiaries, divisions and affiliates (“Kien Huat”), and Colin Au Fook Yew and Joseph D’Amato (Messrs. Au and D’Amato, collectively the “Individual Defendants” and, together with Empire and Kien Huat, “Defendants”). Plaintiffs and Defendants are collectively referred to herein as the “Parties.”
W I T N E S S E T H:
WHEREAS, Tollman is the holder of One Hundred Fifty-Two Thousand Eight Hundred Seventeen (152,817) shares of Series E Preferred Stock of Empire (the “Tollman Preferred Shares”) and Bryanston is the holder of One Million Five Hundred Fifty-One Thousand Two Hundred Thirteen (1,551,213) shares of Series E Preferred Stock of Empire (the “Bryanston Preferred Shares” and, together with the Tollman Preferred Shares, the “Preferred Shares”).

WHEREAS, Plaintiffs have filed an action captioned Bryanston Group, Inc. and Stanley S. Tollman v. Empire Resorts, Inc. in the New York Supreme Court, Commercial Division (the “State Action”);
WHEREAS, Bryanston has filed an action captioned Bryanston Group, Inc. v. Kien Huat Realty III et al. in the United States District Court for the Southern District of New York (the “Federal Action” and, together with the State Action, the “Actions”); and
WHEREAS, the Parties have asserted claims and affirmative defenses against one another relating to the Preferred Shares as described in the Recapitalization Agreement and the Certificate of Designations, defined below;
WHEREAS, the Parties on behalf of themselves and their predecessors, assignors, successors, agents, attorneys, related companies, parents, subsidiaries, affiliates, divisions, present and former directors, managing directors, officers, stockholders, employees, estates, representatives, heirs, executors, administrators and assigns, desire to settle and amicably resolve any and all disputes between them, including, without limitation, all claims that have been asserted in the Actions or could be asserted in any other proceeding involving the Parties;
WHEREAS, in entering into this Agreement and Release, none of the Parties concedes the sufficiency or validity of any claims, cross claims, third-party claims, or defenses that were asserted or could be asserted by any of the Parties, or any other person;
NOW, THEREFORE, in consideration of the mutual promises, releases and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties enter into this Agreement and Release, and it is hereby agreed by and between them as follows:
A.Definitions

1.“Recapitalization Agreement” means the Recapitalization Agreement executed on December 10, 2002 by and among Alpha Hospitality Corporation, now known as Empire, Bryanston, Tollman, Beatrice Tollman, and Monty Hundley, attached hereto as Exhibit 1.
2.“Certificate of Designations” means the Certificate of Designations, Powers, Preferences and Rights of the Series E Preferred Stock of Alpha Hospitality Corp., adopted by resolution on December 10, 2002, as amended on January 12, 2004, expressly incorporated by reference in Section 1.2 of the Recapitalization Agreement, and attached hereto as Exhibit 2.
3.“Accrued Dividends” means, at any time, the Annual Dividends that have accrued and have not been paid on the Preferred Shares since December 10, 2002.
4.“Annual Dividend(s)” means the dividends accruing on the Preferred Shares for any full calendar year at a rate of eight (8) per cent of the Liquidation Value per annum per share of outstanding Preferred Stock, calculated on a simple interest basis, and for any period shorter than a full calendar year shall be the pro-rated portion of such annual amount computed on the basis of a 360-day year of twelve 30-day months, in accordance with the table attached hereto as Exhibit 3.
5.“The Concord Event” means the closing by Empire of third party financing in an aggregate amount sufficient to enable Empire to complete the construction of its planned casino, hotel, and racetrack at the site of the former Concord Resort in Sullivan County, New York and to operate such a casino, hotel, and racetrack in accordance with §1612 of the N.Y. Tax Law (N.Y. Code Section 1612) as in effect on the date hereof (the “Project”). “Third party financing” shall be construed and defined so as to encompass any funding received by

Empire in connection with financing in an aggregate amount sufficient to enable Empire to complete the Project, whether as a consequence of debt or equity issuance (but not limited to those events) from any source other than Empire, including but not limited to: Kien Huat; the Genting Group; any organization affiliated with either Kien Huat or Genting; or any other shareholder of Empire.
6.“Liquidation Value” means a purchase price of $10 per share, for each of the Tollman Preferred Shares and Bryanston Preferred Shares.
7.“Closing” means the execution of final documentation and the satisfaction of the conditions required by Section E of this Agreement and Release.
8.“Closing Date” means the date upon which the Closing takes place.
9.“Redemption Period” means the period from June 30, 2015 until June 30, 2020.
10. “Event of Default” means the failure by Empire to make a payment due and owing to Bryanston under this Agreement and Release from funds legally available to Empire to effect such payment during the Redemption Period.
B.Tollman Settlement
1.On the Closing Date, Tollman shall sell, convey, assign and transfer to Empire, and Empire shall redeem, purchase and acquire in full from Tollman from funds legally available to Empire to effect such payment, the Tollman Preferred Shares for the amount of $1,528,170.00, at which time the Tollman Preferred Shares shall revert back to the possession of Empire and if held in physical form, Tollman shall transfer any certificates and/or any other evidence thereof to Empire.

2.On the earlier of the occurrence of the Concord Event and January 1, 2014, Empire shall pay Tollman from funds legally available to Empire to effect such payment, an amount equal to the Accrued Dividends on the Tollman Preferred Shares as of the Closing Date.
3.Receipt of these payments by Tollman shall irrevocably satisfy Empire’s obligations to Tollman under this Agreement and Release in full, and shall irrevocably extinguish all claims and counterclaims that have been or could be asserted against the Defendants by Tollman, or any other affiliated person or entity, with respect to the Tollman Preferred Shares and Accrued Dividends thereon.
C.Bryanston Settlement
1.    If the Concord Event occurs on or before December 31, 2013, Bryanston shall sell, convey, assign and transfer to Empire, and Empire shall redeem, purchase and acquire in full from Bryanston from funds legally available to Empire to effect such payment, the Bryanston Preferred Shares for the amount of $22,800,000.00, which amount, for the avoidance of doubt, shall constitute payment in full of both the Liquidation Value and any and all Accrued Dividends owing on such shares. Receipt of such payment by Bryanston shall irrevocably satisfy Empire’s obligations to Bryanston under Section C of this Agreement and Release in full, and shall irrevocably extinguish all claims and counterclaims that have been or could be asserted against the Defendants by Bryanston, or any other affiliated person or entity, with respect to the Bryanston Preferred Shares and Accrued Dividends thereon.
2.    If the Concord Event occurs after December 31, 2013 and on or before June 30, 2014, Bryanston shall sell, convey, assign and transfer to Empire, and Empire shall redeem, purchase and acquire in full from Bryanston from funds legally available to Empire to effect such payment, the Bryanston Preferred Shares for an amount between $22,800,000.00 and $28,000,000.00, calculated as set forth below, which amount, for the avoidance of doubt, shall constitute payment in full of both the Liquidation Value and any and all Accrued Dividends owing on such shares. The final payment amount shall be calculated on a prorated basis, based upon the actual number of days following December 31, 2013 (not counting December 31, 2013) until the actual date on which the Concord Event occurs over 180 days. Receipt of such payment by Bryanston shall irrevocably satisfy Empire’s obligations to Bryanston under Section C of this Agreement and Release in full, and shall irrevocably extinguish all claims and counterclaims that have been or could be asserted against the Defendants by Bryanston, or any other affiliated person or entity, with respect to the Bryanston Preferred Shares and Accrued Dividends thereon.
3.    If the Concord Event occurs after June 30, 2014 and on or before December 31, 2014, Bryanston shall sell, convey, assign and transfer to Empire, and Empire shall redeem, purchase and acquire in full from Bryanston from funds legally available to Empire to effect such payment, the Bryanston Preferred Shares for an amount between $28,000,000.00 and the Liquidation Value of the Preferred Shares and Accrued Dividends as of December 31, 2014, calculated as set forth below, which amount, for the avoidance of doubt, shall constitute payment in full of both the Liquidation Value and all Accrued Dividends owing on such shares. The final payment amount shall be calculated on a prorated basis, based upon the actual number of days following June 30, 2014 (not counting June 30, 2014) until the actual date on which the Concord Event occurs over 180 days. Receipt of such payment by Bryanston shall irrevocably satisfy Empire’s obligations to Bryanston under Section C of this Agreement and Release in full, and shall irrevocably extinguish all claims and counterclaims that have been or could be asserted against the Defendants by Bryanston, or any other affiliated person or entity with respect to the Bryanston Preferred Shares and Accrued Dividends thereon.
4.    If the Concord Event does not occur on or before December 31, 2014, Empire shall pay Bryanston from funds legally available to Empire to effect such payment, the Annual Dividend for calendar year 2014 in the amount of $1,240,970 prior to the thirtieth (30th) business day following December 31, 2014.
5.    If the Concord Event occurs after December 31, 2014 and on or before June 30, 2015, Bryanston shall sell, convey, assign and transfer to Empire, and Empire shall redeem, purchase and acquire in full from Bryanston from funds legally available to Empire to effect such payment, the Bryanston Preferred Shares for an amount equal to the actual Liquidation Value of the Preferred Shares and Accrued Dividends as of the date of the Concord Event. For the avoidance of doubt, the amount paid will be less the Annual Dividend for 2014, if paid in accordance with Paragraph 4. Receipt of such payment by Bryanston shall irrevocably satisfy Empire’s obligations to Bryanston under Section C of this Agreement and Release in full, and shall irrevocably extinguish all claims and counterclaims that have been or could asserted against the Defendants by Bryanston or any other affiliated person or entity with respect to the Bryanston Preferred Shares and Accrued Dividends thereon.
6.    If the Concord Event does not occur by June 30, 2015, Empire shall make payments to Bryanston according to the redemption schedule attached hereto as Exhibit 4 (“the Redemption Schedule”).
D.Termination of the Recapitalization Agreement
On the Closing Date, the Recapitalization Agreement as between Bryanston, Tollman and Empire shall terminate and the Recapitalization Agreement (and all of the rights and obligations of the parties as among Bryanston, Tollman and Empire thereunder), shall thereafter cease to have any further force and effect. For the avoidance of doubt, the Plaintiffs agree that as of the date hereof, the Plaintiffs will not seek to enforce any claim under the Recapitalization Agreement and that all claims and counterclaims that have been or could be asserted against the Defendants by Plaintiffs or any other affiliated person or entity under the Recapitalization Agreement shall be irrevocably extinguished.
E.Payments
7.    Empire shall make all payments due to Tollman, under this Agreement and Release by wire transfer, payable to Tollman, or in any other form agreed upon by Empire and Tollman.
8.    Empire shall make all payments due to Bryanston under this Agreement and Release by wire transfer, payable to Bryanston, or in any other form agreed upon by Empire and Bryanston.
9.    Unless specified otherwise, payments due and owing to Bryanston under Paragraph C of this Agreement and Release shall be due on or before the thirtieth (30th) business day following the occurrence of the Concord Event.
F.Closing
10.    This Agreement and Release will become effective upon the consummation of the Closing. The Closing Date shall be on or before June 30, 2013.
11.    If the Closing Date does not occur on or before June 30, 2013, this Agreement and Release shall be null and void unless the Parties agree to an extension pursuant to this Paragraph.

G.Conditions to Closing
This Agreement and Release shall be consummated and the Closing shall occur only if the following conditions are satisfied:
12.    Bryanston shall have furnished a voting proxy (“Irrevocable Proxy”) to a custodian selected by Empire and reasonably satisfactory to Bryanston pursuant to an agreement reasonably satisfactory to the Empire and Bryanston (the “Custodial Agreement and Proxy”) for all of the Preferred Shares effective as of the Closing Date;
13.    The Parties shall have executed joint stipulations and orders, in the form reasonably satisfactory to the parties, dismissing with prejudice the Actions and any litigation that is or may be related to the Actions, and extinguishing all claims and counterclaims that have been or could be asserted against the Parties by Bryanston, Tollman, or any other affiliated person or entity;
14.    This Agreement and Release and all of the rights and duties created hereunder shall have been expressly approved by the Board of Directors of Bryanston in resolutions duly adopted no later than the close of business on June 30, 2013; and
15.    An executed version of this Agreement and Release shall have been reviewed by the New York State Gaming Commission (the “Commission”) and, to the extent the Commission requests changes be made to this Agreement and Release, the parties shall agree to such changes.

H.	General Release of Plaintiffs (Bryanston Group, Inc., and Stanley S. Tollman)

The Defendants hereby agree to discharge and forever release Bryanston and Tollman, their predecessors, assignors, successors, agents, attorneys, related companies, parents,

subsidiaries, affiliates, divisions, present and former directors, managing directors, officers, stockholders, employees, estates, representatives, heirs, executors, administrators and assigns, from all actions, causes of action, accounts, agreements, bonds, bills, covenants, contracts, controversies, claims, counterclaims, damages, demands, debts, dues, extents, executions, judgments, liabilities, obligations, promises, predicate acts, reckonings, specialties, suits, sums of money, trespasses and variances whatsoever, whether known or unknown, in law or equity (collectively, “Defendants’ Claims”), which against any of the Defendants their predecessors, assignors, successors, agents, attorneys, related companies, parents, subsidiaries, affiliates, divisions, present and former directors, managing directors, officers, stockholders, employees, estates, representatives, heirs, executors, administrators and assigns ever had or now have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Release, including, without limiting the foregoing, from any of Defendants’ Claims relating to or arising out of the facts or subject matters that were asserted or could have been asserted in the Actions or arising from or relating to their subject matter. This release does not and is not intended to discharge Plaintiffs from any of their obligations under this Agreement and Release and Irrevocable Proxy, and may not be modified or amended except by an instrument in writing signed by the Parties.

I.	General Release of the Defendants (Empire Resorts, Inc., Kien Huat Realty III Ltd., Colin Au, and Joseph D’Amato)
Plaintiffs hereby agree to discharge and forever acquit the Defendants, their predecessors, assignors, successors, agents, attorneys, related companies, parents, subsidiaries, affiliates, divisions, present and former directors, managing directors, officers, stockholders, employees, estates, representatives, heirs, executors, administrators and assigns, from all actions, causes of action, accounts, agreements, bonds, bills, covenants, contracts, controversies, claims, counterclaims, damages, demands, debts, dues, extents, executions, judgments, liabilities, obligations, promises, predicate acts, reckonings, specialties, suits, sums of money, trespasses and variances whatsoever, whether known or unknown, in law or equity (collectively, “Plaintiffs’ Claims”), which against any of Plaintiffs, their predecessors, assignors, successors, agents, attorneys, related companies, parents, subsidiaries, affiliates, divisions, present and former directors, managing directors, officers, stockholders, employees, estates, representatives, heirs, executors, administrators and assigns, ever had or now have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this release, including, without limiting the foregoing, from any of Plaintiffs’ Claims relating to or arising out of the facts or subject matters that were asserted or could have been asserted in the Actions or arising from or relating to their subject matter. This release does not and is not intended to discharge the Defendants from any of their obligations under this Agreement and Release, and may not be modified or amended except by an instrument in writing signed by the Parties.
J.Representations and Warranties
16.    Bryanston represents and warrants to the Defendants (which representations and warranties shall survive the Closing hereunder) that: (i) Bryanston owns all right, title, and interest in 1,551,213 Preferred Shares, and no other shares in the equity capital of Empire; (ii) Bryanston has not in any way encumbered, agreed to encumber, assigned, or agreed to assign the Bryanston Preferred Shares in whole or in part, directly or indirectly, by contract or by operation of law (including by way of subrogation) to any other person or entity; (iii) Bryanston owns all right, title, and interest in and to the claims that it is releasing and that it has not encumbered, agreed to encumber, assigned, or agreed to assign such claims in whole or in part, by contract or by operation of law (including by way of subrogation) to any other person entity; and (iv) Bryanston has the right, power, and authority to enter into this Agreement and Release and Irrevocable Proxy and to perform all of the duties and obligations created hereunder.
17.    Tollman represents and warrants to the Defendants (which representations and warranties shall survive the Closing hereunder): (i) Tollman owns all right, title, and interest in 152,817 Preferred Shares, and no other shares in the equity capital of Empire; (ii) Tollman has not in any way encumbered, agreed to encumber, assigned, or agreed to assign the Tollman Preferred Shares in whole or in part, directly or indirectly, by contract or by operation of law (including by way of subrogation) to any other person entity; (iii) Tollman owns all right, title, and interest in and to the claims that he is releasing and that he has not encumbered, agreed to encumber, assigned, or agreed to assign such claims in whole or in part, by contract or by operation of law (including by way of subrogation) to any other person or entity; and (iv) Tollman has the right, power, and authority to enter into this Agreement and Release and to perform all of the duties and obligations created hereunder.
18.    The Defendants represent and warrant to Plaintiffs that they have the right, power, and authority to enter into this Agreement and Release and to undertake all of the duties and obligations created hereunder.
K.Priority and Rights of the Series E Preferred: The parties to this Agreement expressly agree and covenant that in the event of any voluntary or involuntary liquidation, dissolution or winding up of Empire prior to final performance of this Agreement, that the Series E Preferred shall retain all rights, rank and priority as enumerated in the “Certificate of Designations, Powers, Preferences and Rights of the Series E Preferred Stock”.

L.    Miscellaneous
1.Bryanston shall provide written notice to Empire within five (5) business days of an Event of Default. The written notice provided for herein shall be deemed to have been given if sent by nationally recognized overnight courier as follows:
Empire Resorts Inc.
P.O. Box 5013
Monticello, New York 12701-5193
Attn: Chief Executive Officer
With copies to the following (which alone shall not constitute notice):
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attn: Howard S. Zelbo
2.Empire shall have forty-five (45) business days after receiving written notice of an Event of Default to make the payments due and owing under this Agreement and Release from funds legally available to Empire to effect such payments (“Cure”).
3.If Bryanston provides notice of an Event of Default pursuant to paragraph J(1) and Empire fails to Cure the Event of Default within forty-five (45) business days of receiving such notice (“Default”), Empire shall be obligated to redeem the balance of the Bryanston Preferred Shares at the Liquidation Value plus Accrued Dividends from funds legally available to Empire to effect such payments (the “Redemption Remedy”).
4.The Parties understand and agree that this is a compromise settlement of disputed claims and claims and that neither this Agreement and Release nor the payment or acceptance of consideration hereunder is, nor shall they be construed, described or characterized by any Party hereto or by its agents or representatives, as an admission by the Parties of any liability or wrongdoing. The making of this Agreement and Release is not intended, and shall not be construed, as an admission that any of the Parties has violated any federal, state, or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrong whatsoever. The Parties further agree and understand that this Agreement and Release is being entered into solely for the purpose of avoiding further expense and litigation and that this Agreement and Release may not be used as evidence in a subsequent proceeding except in a proceeding to enforce the terms of this Agreement and Release.
5.In the event that any provision of this Agreement and Release is declared void and unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.
6.In the event this Agreement and Release is terminated or it is declared null and void pursuant to the provisions hereof, neither this Agreement and Release nor any of its terms, nor any negotiations, discussions or proceedings among the Parties hereto or their representatives or agents with respect to the subject matter of this Agreement and Release shall be offered or received in evidence, and none of such Agreement and Release, terms, negotiations, discussions or proceedings shall be admissible for any purpose in any trial, appeal or other proceedings in connection with this or any other action involving the Parties.
7.The Agreement and Release is binding upon and inures to the benefit of all successors in interest and assigns of the Parties, or in the case of individuals, to their respective heirs, devisees, legatees, executors, administrators, successors, agents, and assigns.
8.The Agreement and Release shall be governed by and be interpreted in accordance with the law of the State of New York, notwithstanding any rules on conflict or choice of laws that might apply the substantive law of another jurisdiction.

9.The Agreement and Release contains the entire understanding between the Parties, and may not be changed or modified except in a writing signed by all Parties hereto, and the Parties acknowledge and agree that they will make no claim at any time or place that this Agreement and Release has been orally altered or modified in any respect whatsoever, and the Parties further acknowledge and agree that all other agreements, representations and warranties of any kind are suspended and merged into this Agreement and Release. There are no representations, warranties, covenants, promises, or undertakings except those expressly set forth herein.
10.This Agreement and Release may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Any counterpart delivered by facsimile, pdf or other electronic means shall have the same import and effect as original counterparts and shall be valid, enforceable and binding for the purposes of this Agreement and Release.
11.Except as otherwise required by law, the Parties (including, but not limited to, their respective attorneys) agree to keep and represent that they have kept confidential: any and all of the terms of this Agreement and Release, including, without limitation, the amount, terms and conditions of any sums payable hereunder; any and all of the terms proposed during the negotiation process (whether or not accepted); and the discussions and negotiations that led to this Agreement and Release. Notwithstanding anything in this paragraph to the contrary, no provision of this Agreement and Release shall prohibit any Party from disclosing or having disclosed the terms of this Agreement and Release to their attorneys or to a tax accountant for purposes of seeking tax advice; and nothing shall prohibit any Party from (i) filing any documents required by the Securities and Exchange Commission (the “SEC”) or applicable state securities agencies or making any other public disclosure required by the federal or state securities law or other applicable law, provided that the content of any document so filed does not violate any of the other terms and conditions of this Agreement and Release unless such content constitutes disclosure required by any securities laws or rules or regulations promulgated from time to time by the SEC or applicable state securities agencies or other applicable law; (ii) filing any documents or disclosing any information required to be filed or disclosed pursuant to the Internal Revenue Code of 1986, as amended, the rules and regulations thereunder, any applicable state or local tax code, or the rules and regulations under such state or local code; (iii) filing any documents or disclosing any information requested by or required to be filed or disclosed to the New York Gaming Commission or other gaming regulatory board, commission, or body in any jurisdiction; (iv) responding to any legal subpoena or other judicially enforceable written request from any court or governmental agency of competent jurisdiction and testifying truthfully pursuant to such subpoena or other request; or (v) enforcing any rights of such Party under this Agreement and Release. To the extent any information concerning this Agreement and Release is publicly disclosed pursuant to (i)-(v) of this paragraph, the obligation of confidentiality as to that information shall no longer apply. In the event any Party receives any legal subpoena or other judicially enforceable written request from any court or governmental agency of competent jurisdiction concerning any matter covered in this Agreement and Release, the Party receiving such subpoena or written request shall promptly notify all other Parties hereto. A Party shall not produce or disclose any material until a reasonable period of time after such notice is given to counsel for the other Parties, to allow the other Parties to seek relief from such subpoena or other written request. In all events in which a Party can do so without risking a finding of contempt or similar sanctions, such Party shall provide the other Parties with at least seven (7) business days’ notice of such subpoena or written request.
12.Nothing in this Agreement and Release shall be construed as preventing any Party from enforcing its rights under this Agreement and Release.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement and Release as of the date first indicated above.

Empire Resorts, Inc.
Bryanston Group, Inc.
Kien Huat Realty III Ltd.
Stanley S. Tollman
Colin Au Fook Yew
Joseph D’Amato